Exhibit 99.1

Basic Energy Services Announces Completion of Sale-Leaseback Transaction

FORT WORTH, Texas — May 3, 2021 — Basic Energy Services, Inc. (OTCQX: BASX) (“Basic” or the “Company”) today announced that it has completed a sale-leaseback transaction related to certain real property in Los Angeles County, California. The purchase price for the property consisted of $10.5 million, subject to a holdback of approximately $2.6 million for certain improvements to be constructed at the property. The Company is entitled to reimbursement of any remaining balance of said holdback funds to the extent not fully expended for the intended purpose. The Company has entered into a simultaneous lease of the property for an initial term of three years.

About Basic Energy Services

Basic Energy Services provides wellsite services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, California, New Mexico, Oklahoma, Arkansas, Louisiana, Wyoming, North Dakota, Colorado and Montana. Our operations are focused in prolific basins that have historically exhibited strong drilling and production economics in recent years as well as natural gas-focused shale plays characterized by prolific reserves. Specifically, the Company has a significant presence in the Permian Basin, Bakken, Los Angeles and San Joaquin Basins, Eagle Ford, Haynesville and Powder River Basin. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basices.com.

Safe Harbor Statement

This release includes “forward-looking statements” within the meaning of the federal and securities laws. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words “believe,” “estimate,” “expect,” “anticipate,” “project,” “intend,” “seek,” “could,” “should,” “may,” “potential” and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. These risks and uncertainties include without limitation, risks associated with a future closing of the transaction and settlement of the holdback described therein and the satisfaction of the conditions thereto. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Trey Stolz

Director of Financial Planning & Analysis

Basic Energy Services, Inc.

817-334-4100